Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. AMENDS AND RESTATES
SENIOR Unsecured credit AGREEMENT

- Increases Size of Revolving Facility -
- Lowers Interest Rates -
- Extends Maturities -

JERICHO, NY, March 26, 2018 --- Getty Realty Corp. (NYSE: GTY) (the “Company”) announced today it has amended and restated its senior unsecured credit agreement (the “Restated Credit Agreement”). The Restated Credit Agreement increases the Company’s borrowing capacity under its unsecured revolving facility (the “Revolving Facility”) from $175 million to $250 million and maintains the Company’s unsecured term loan (the “Term Loan”) in the original principal amount of $50 million. In addition, the Restated Credit Agreement extends the maturity date of the Revolving Facility from June 2018 to March 2022, with a one-year extension option, and the Term Loan from June 2020 to March 2023.

The Restated Credit Agreement also reflects reductions in the interest rates for borrowings under each of the Revolving Facility and the Term Loan. The Revolving Facility permits borrowings at an interest rate equal to the sum of a base rate plus a margin of 0.50% to 1.30% or a LIBOR rate plus a margin of 1.50% to 2.30% based on the Company’s consolidated total indebtedness to total asset value ratio. The Term Loan bears interest at a rate equal to the sum of a base rate plus a margin of 0.45% to 1.25% or a LIBOR rate plus a margin of 1.45% to 2.25% based on the Company’s consolidated total indebtedness to total asset value ratio.

The Company entered into the Restated Credit Agreement with certain banks and other lenders, including, Bank of America, N.A., as administrative agent. Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Chase Bank, N.A., KeyBanc Capital Markets and RBC Capital Markets acted as joint lead arrangers and joint bookrunners.

As part of this transaction, the Company also entered into an amendment to its existing senior unsecured note purchase agreement with The Prudential Insurance Company of America and certain of its affiliates in order to conform the provisions therein relating to financial covenants to the corresponding provisions in the Restated Credit Agreement.

About Getty Realty Corp.

Getty Realty Corp. is the leading publicly-traded real estate investment trust in the United States specializing in the ownership, leasing and financing of convenience store and gasoline station properties. As of December 31, 2017, the Company owned 828 properties and leased 79 properties from third-party landlords in 28 states across the United States and Washington, D.C.

Contact:Investor Relations

(516) 478-5418

ir@gettyrealty.com